Exhibit 6.1

ARCIMOTO, INC.

SECOND AMENDED AND RESTATED

2012 EMPLOYEE STOCK BENEFIT PLAN

SECTION 1. PURPOSE

The purpose of the Arcimoto, Inc. Second Amended and Restated 2012 Employee Stock Benefit Plan (the “Plan”) is to enhance the long-term shareholder value of Arcimoto, Inc., an Oregon corporation (the “Company”), by offering opportunities to selected persons to participate in the Company’s growth and success, and to encourage them to remain in the service of the Company and to acquire and maintain stock ownership in the Company.

SECTION 2. DEFINITIONS

“Award” means any Warrant or Stock Award.

“Board” means the Board of Directors of the Company.

“Cause,” means dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, violations of the non-competition provisions of this Plan, or conviction or confession of a crime punishable by law (except minor violations), or any termination of Participant’s employment with the Company for cause under any employment agreement between the Participant and the Company. The foregoing, however, shall not be deemed an exclusive list of all acts or omissions that the Company, as the case may be, may consider as grounds for the discharge of the Participant without Cause. Determinations of whether the Participant was terminated for Cause shall be made by the Plan Administrator, which determination shall be conclusive and binding on all parties.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, together with regulatory guidance issued thereunder.

“Common Stock” means the Common Stock of the Company.

“Company Transaction,” unless otherwise defined in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company, means consummation of either

(a)          a merger or consolidation of the Company with or into any other company, entity or person, or

(b)          a sale, lease, exchange or other transfer in a single transaction or a series of related transactions undertaken with a common purpose of all or substantially all the Company’s then outstanding securities or all or substantially all the Company’s assets;

provided, however, that a Company Transaction shall not include a Related Party Transaction.

“Disability,” unless otherwise defined by the Plan Administrator or in the instrument evidencing the Award or in a written employment or services agreement between the Participant and the Company, means a mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of twelve (12) months or more and that causes the Participant to be unable, in the opinion of the Plan Administrator, to perform his or her duties for the Company and to be engaged in any substantial gainful activity.

“Early Retirement” means Termination of Service prior to Retirement on terms and conditions approved by the Plan Administrator.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means the amount of consideration required from a Participant to exercise the Warrant, which amount shall not be less than the Fair Market Value of the shares of Common Stock to which the Warrant relates.

“Fair Market Value” means the per share value of the Common Stock as established in good faith by the Board, through the reasonable application of a reasonable valuation method, consistent with the requirements of Code Section 409A.

“Grant Date” means the date on which the Plan Administrator completes the corporate action authorizing the grant of an Award or such later date specified by the Plan Administrator provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.

“Participant” means the person to whom an Award is granted.

“Plan Administrator” has the meaning set forth in Section 3.1.

“Related Party Transaction” means (a) a merger or consolidation of the Company in which the holders of the outstanding voting securities of the Company immediately prior to the merger or consolidation hold at least a majority of the outstanding voting securities of the Successor Company immediately after the merger or consolidation; (b) a sale, lease, exchange or other transfer of the Company’s assets to a majority-owned subsidiary company; (c) a transaction undertaken for the principal purpose of restructuring the capital of the Company, including but not limited to, reincorporating the Company in a different jurisdiction or creating a holding company; or (d) a corporate dissolution or liquidation.

“Retirement,” unless otherwise defined by the Plan Administrator from time to time for purposes of the Plan, means Termination of Service on or after the date the individual reaches age sixty-five (65).

“Securities Act” means the Securities Act of 1933, as amended.

2

“Stock Award” means an Award of shares of Common Stock or units denominated in Common Stock granted under Section 8, the rights of ownership of which may be subject to restrictions prescribed by the Plan Administrator.

“Successor Company” means the surviving company, the successor company or its parent, as applicable, in connection with a Company Transaction.

“Termination of Service” means a termination of employment or service relationship with the Company for any reason, whether voluntary or involuntary, including death, Disability, Early Retirement or Retirement, as determined by the Plan Administrator in its sole discretion. Any question as to whether and when there has been a Termination of Service for the purposes of an Award and the cause of such Termination of Service shall be determined by the Plan Administrator and its determination shall be final. Transfers of a Participant’s service status between an employee and a consultant shall not be considered a Termination of Service for purposes of an Award unless the Plan Administrator determines otherwise.

“Vesting Commencement Date” means the Grant Date or such other date selected by the Plan Administrator as the date from which the Warrant begins to vest for purposes of Section 7.4.

“Warrant” means the right to purchase Common Stock pursuant to the terms of a Common Stock Purchase Warrant substantially in the form attached hereto as Exhibit A (the “Warrant Form”), or such other form as may be established by the Plan Administrator from time to time, as granted under Section 7.

“Warrant Award” means an Award of Warrants. The Warrant Award shall set forth, among other things, the Warrant Shares covered by the Warrant and the Exercise Price of the Warrant.

“Warrant Expiration Date” has the meaning set forth in Section 7.6.

“Warrant Shares” means the shares of Common Stock issuable or issued upon exercise of a Warrant.

“Warrant Term” has the meaning set forth in Section 7.3.

SECTIONS 3. ADMINISTRATION

3.1          Plan Administrator

The Plan shall be administered by the Board and/or a committee or committees (which term includes subcommittees) appointed by, and consisting of two (2) or more members of, the Board (a “Plan Administrator”). Notwithstanding the foregoing, the Board may delegate the responsibility for administering the Plan with respect to designated classes of eligible persons to different committees consisting of one (1) or more members of the Board, subject to such limitations as the Board deems appropriate. Committee members shall serve for such term as the Board may determine, subject to removal by the Board at any time.

3

3.2          Administration and Interpretation by Plan Administrator

Except for the terms and conditions explicitly set forth in the Plan, the Plan Administrator shall have exclusive authority, in its discretion, to determine all matters relating to Awards under the Plan, including selecting the persons to be granted Awards, determining the type of Awards, the number of shares of Common Stock subject to an Award, and all terms, conditions, restrictions and limitations, if any, of an Award, and approving the forms of agreement for use under the Plan. The Plan Administrator shall also have exclusive authority to interpret the Plan and the terms of any instrument evidencing the Award and may from time to time adopt and change rules and regulations of general application for the Plan’s administration. The Plan Administrator’s interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to the Plan, shall be conclusive, final and binding on all parties involved or affected. The Plan Administrator may delegate ministerial duties to such of the Company’s officers as it so determines. For purposes of determining the effect on vesting an Award of a Company-approved leave of absence or a Participant’s working less than full time, the human resources director or other person performing that function may be deemed the Plan Administrator.

3.3          Notices

Notices to the Company (or an employee or officer thereof) shall be delivered to the Company’s office manager, at the Company’s principal place of business.

Notices to a Participant (or successor in interest thereto) shall be delivered to the Participant at the Participant’s last known address, as maintained in the Company’s records. The Participant bears responsibility for updating the Company’s records with respect to Participant’s address changes, if any.

SECTION 4. STOCK SUBJECT TO THE PLAN

4.1          Authorized Number of Shares

Subject to adjustment from time to time as provided in Section 11.1, a maximum of 1,000,000 shares of Common Stock shall be available for issuance under the Plan. Shares issued under the Plan shall be drawn from authorized and unissued shares of the Company.

4.2          Reuse of Shares

(a)          Shares of Common Stock covered by an Award shall not be counted as used unless and until they are actually issued and delivered to a Participant. If any Award lapses, expires, terminates or is cancelled prior to the issuance of shares thereunder or if shares of Common Stock are issued under the Plan to a Participant and are thereafter reacquired by the Company, the shares subject to such Awards or the reacquired shares shall again be available for issuance under the Plan. Any shares of Common Stock (i) tendered by a Participant or retained by the Company as full or partial payment to the Company for the purchase price of an Award or to satisfy tax withholding obligations, or (ii) covered by an Award that is settled in cash shall be available for Awards under the Plan.

4

(b)          The Plan Administrator shall have the authority to grant awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company.

SECTION 5. ELIGIBILITY

An Award may be granted to any officer, director, or employee of the Company that the Plan Administrator from time to time selects. An Award may also be granted to any consultant, advisor or independent contractor who provides services to the Company, so long as such Participant (a) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (b) does not directly or indirectly promote or maintain a market for the Company’s securities.

SECTION 6. AWARDS

6.1          Form and Grant of Awards

The Plan Administrator shall have the authority, in its sole discretion, to determine the type or types of Awards to be granted under the Plan. Awards may be granted singly or in combination.

6.2          Settlement of Awards

The Company may settle Awards through the delivery of shares of Common Stock, the granting of replacement Awards or any combination thereof as the Plan Administrator shall determine. Any Award settlement may be subject to such conditions, restrictions and contingencies as the Plan Administrator shall determine. The Plan Administrator may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred stock equivalents.

SECTION 7. AWARDS OF WARRANTS

7.1          Grant of Warrants

Subject to the terms of this Plan, the Plan Administrator shall have the authority, in its sole discretion, to grant Warrants.

5

7.2          Warrant Exercise Price

The exercise price for shares purchased under a Warrant shall be the amount set forth in Section 2.1 of the Warrant Form, with the fair market value of a Warrant Share (as defined in the Warrant Form) as determined by the Plan Administrator.

7.3          Term of Warrants

Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Warrant, the maximum term of a Warrant (the “Warrant Term”) shall be as established for that Warrant by the Plan Administrator or, if not so established, shall be ten (10) years from the Grant Date.

7.4          Exercise of Warrants

The Plan Administrator shall establish and set forth in each Warrant Form the time at which, or the installments in which, the Warrant shall vest and become exercisable, any of which provisions may be waived or modified by the Plan Administrator at any time.

To the extent a Warrant has vested and become exercisable, the Warrant may be exercised in whole or from time to time in part by delivery to the Company of a written stock Warrant exercise form or notice, in the form attached to the Warrant Form or in such other form and in accordance with procedures established by the Plan Administrator, setting forth the number of shares with respect to which the Warrant is being exercised, the restrictions imposed on the shares purchased under such exercise agreement, if any, and such representations and agreements as may be required by the Plan Administrator, accompanied by payment in full as described in Section 7.5. A Warrant may be exercised only for whole shares and may not be exercised for less than a reasonable number of shares at any one time, as determined by the Plan Administrator.

7.5          Payment of Exercise Price

The exercise price for shares purchased under a Warrant shall be paid in full to the Company by delivery of consideration equal to the product of the Warrant exercise price and the number of shares purchased. Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Plan Administrator for that purchase, which forms may include:

(a)          cash;

(b)          check;

(c)          such other consideration as the Plan Administrator may permit.

6

In addition, to assist a Participant (including a Participant who is an officer or a director of the Company) in acquiring shares of Common Stock pursuant to an Award granted under the Plan, the Plan Administrator, in its sole discretion, may authorize, either at the Grant Date or at any time before the acquisition of Common Stock pursuant to the Award, (i) the payment by a Participant of the purchase price of the Common Stock by a promissory note or (ii) the guarantee by the Company of a loan obtained by the Participant from a third party; provided that the Company is not then subject to the Sarbanes-Oxley Act of 2002. Such notes or loans must be full recourse to the extent necessary to avoid charges to the Company’s earnings for financial reporting purposes. Subject to the foregoing, the Plan Administrator shall in its sole discretion specify the terms of any loans or loan guarantees, including the interest rate and terms of and security for repayment.

7.6          Post-Termination Exercises

The Plan Administrator shall establish and set forth in each Warrant Form or other instrument that evidences a Warrant whether the Warrant shall continue to be exercisable, and the terms and conditions of such exercise, if a Participant ceases to be employed by, or to provide services to, the Company, which provisions may be waived or modified by the Plan Administrator at any time. Where such waiver or modification provides for an extension of the Warrant Expiration Date, such extension cannot exceed the Warrant Term or, if shorter, ten (10) years from the Warrant’s Grant Date. If not so established in the Warrant Form or other instrument evidencing the Warrant, the Warrant shall be exercisable according to the following terms and conditions, which may be waived or modified by the Plan Administrator at any time:

(a)          Any portion of a Warrant that is not vested and exercisable on the date of a Participant’s Termination of Service shall expire on such date.

(b)          Any portion of a Warrant that is vested and exercisable on the date of a Participant’s Termination of Service shall expire on the earliest to occur of:

(i)          if the Participant’s Termination of Service occurs for reasons other than Cause, Retirement or Early Retirement, Disability or death, the date which is three (3) months after such Termination of Service;

(ii)         if the Participant’s Termination of Service occurs by reason of Retirement or Early Retirement, Disability or death, the six (6) month anniversary of such Termination of Service; and

(iii)        the last day of the Warrant Term (the “Warrant Expiration Date”).

Notwithstanding the foregoing, if a Participant dies after his or her Termination of Service but while a Warrant is otherwise exercisable, the portion of the Warrant that is vested and exercisable on the date of such Termination of Service shall expire upon the earlier to occur of (y) the Warrant Expiration Date and (z) the six (6) month anniversary of the date of death, unless the Plan Administrator determines otherwise.

7

Also notwithstanding the foregoing, in case a Participant’s Termination of Service occurs for Cause, all Warrants granted to the Participant, vested or otherwise, shall automatically expire upon first notification to the Participant of such termination, unless the Plan Administrator determines otherwise. If a Participant’s employment or service relationship with the Company is suspended pending an investigation of whether the Participant shall be terminated for Cause, all the Participant’s rights under any Warrant shall likewise be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after a Participant’s Termination of Service, any Warrant then held by the Participant may be immediately terminated by the Plan Administrator, in its sole discretion.

(c)          A Participant’s change in status from an employee to a consultant, advisor or independent contractor or a change in status from a consultant, advisor or independent contractor to an employee, shall not be considered a Termination of Service for purposes of this Section 7.

(d)          The effect of a Company-approved leave of absence on the application of this Section 7 shall be determined by the Plan Administrator, in its sole discretion.

SECTION 8. STOCK AWARDS

8.1          Grant of Stock Awards

Subject to the terms of this Plan, the Plan Administrator is authorized to make Awards of Common Stock or Awards denominated in units of Common Stock on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any (which may be based on continuous service with the Company or the achievement of performance goals where such goals may be stated in absolute terms or relative to comparison companies), as the Plan Administrator shall determine, in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award. The terms, conditions and restrictions that the Plan Administrator shall have the power to determine shall include, without limitation, the manner in which shares subject to Stock Awards are held during the periods they are subject to restrictions and the circumstances under which repurchase or forfeiture of the Stock Award shall occur by reason of a Participant’s Termination of Service.

8.2          Issuance of Shares

Upon the satisfaction of any terms, conditions and restrictions prescribed in respect to a Stock Award, or upon a Participant’s release from any terms, conditions and restrictions of a Stock Award, as determined by the Plan Administrator, the Company shall release, as soon as practicable, to the Participant or, in the case of the Participant’s death, to the personal representative of the Participant’s estate or as the appropriate court directs, the appropriate number of shares of Common Stock.

8.3          Waiver of Restrictions

Notwithstanding any other provisions of the Plan, the Plan Administrator may, in its sole discretion, waive the forfeiture period and any other terms, conditions or restrictions on any Stock Award under such circumstances and subject to such terms and conditions as the Plan Administrator shall deem appropriate, to the extent such waiver is consistent with the applicable Shareholder Agreement.

8

SECTION 9. WITHHOLDING

As a condition to the exercise of any Warrant or portion of a Warrant, the Participant must make such arrangements as the Company may require for the satisfaction of any federal, state, local or foreign tax withholding obligations that may arise in connection with such exercise. The Company may require the Participant to pay to the Company the amount of any taxes that the Company is required by applicable federal, state, local or foreign law to withhold with respect to the grant, vesting or exercise of an Award. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.

The Plan Administrator may permit or require a Participant to satisfy all or part of his or her tax withholding obligations by (a) paying cash to the Company, (b) having the Company withhold from cash amounts otherwise due or to become due from the Company to the Participant, or (c) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant (or become vested in the case of Stock Awards) having a value equal to the tax withholding obligations, or (d) surrendering a number of shares of Common Stock the Participant already owns having a value equal to the tax withholding obligations. The value of the shares so withheld may not exceed the employer’s minimum required tax withholding rate, and the value of the shares so tendered may not exceed such rate to the extent the Participant has owned the tendered shares for less than six (6) months if such limitation is necessary to avoid a charge to the Company for financial reporting purposes.

SECTION 10. ASSIGNABILITY

No Award or interest in an Award may be assigned, pledged or transferred by the Participant or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, except to the extent a Participant designates a beneficiary on a Company-approved form who may exercise the Award or receive payment under the Award after the Participant’s death. During a Participant’s lifetime, an Award may be exercised only by the Participant. Notwithstanding the foregoing, the Plan Administrator, in its sole discretion, may permit a Participant to assign or transfer an Award; provided, however, that an Award so assigned or transferred shall be subject to all the terms and conditions of the Plan and those contained in the instrument evidencing the Award.

SECTION 11. ADJUSTMENTS

11.1       Adjustment of Shares

In the event of a subdivision of the outstanding capital stock of the Company, a declaration of a dividend payable in Company capital stock, a declaration of an extraordinary dividend payable in a form other than capital stock in an amount that has a material effect on the fair market value of the Shares, a combination or consolidation of the outstanding Company capital stock into a lesser number of shares, a stock-split, reverse stock-split, a recapitalization, a spin-off, a reclassification or a similar occurrence, the Board will make appropriate adjustments, except as otherwise set forth in the Warrant Form (or other instrument evidencing the Award), in one or more of (i) the number of Shares covered by each outstanding Warrant or (ii) the Exercise Price under each outstanding Warrant. The determination by the Board as to the terms of any of the foregoing adjustments shall be conclusive and binding. Notwithstanding the foregoing, a dissolution or liquidation of the Company or a Company Transaction shall not be governed by this Section 11.1 but shall be governed by Sections 11.2 and 11.3, respectively.

9

11.2        Dissolution or Liquidation

To the extent not previously exercised or settled, and unless otherwise determined by the Plan Administrator in its sole discretion, Warrants and Stock Awards denominated in units shall terminate immediately prior to the dissolution or liquidation of the Company. To the extent a forfeiture provision or repurchase right applicable to an Award has not been waived by the Plan Administrator, the Award shall be forfeited immediately prior to the consummation of the dissolution or liquidation.

11.3       Company Transaction

11.3.1   Warrants

In the event of a Company Transaction, except as otherwise set forth in the Warrant Form (or other instrument evidencing the Award), each outstanding Warrant shall be assumed or continued or an equivalent Warrant or right substituted by the surviving corporation, the successor corporation or its parent corporation, as applicable (the “Successor Corporation”). In the event that the Successor Corporation refuses to assume, continue or substitute for the Warrant, the Plan Administrator may provide in the Warrant Form or other instrument evidencing the Award, or subsequently, that a Participant may vest in and have the right to exercise the Warrant as to some or all the shares of Common Stock subject thereto, including shares as to which the Warrant would not otherwise be vested or exercisable, but unless so provided no such vesting shall occur. The Plan Administrator shall notify the Participant in writing or electronically of any such vesting and of the time period in connection with the Company Transaction in which the Warrant must be exercised, and the Warrant shall terminate upon the expiration of such period. If the consideration received in the Company Transaction is not solely common stock of the Successor Corporation, the Plan Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon the exercise of the Warrant, for each share of Common Stock subject thereto, to be solely common stock of the Successor Corporation equal in fair market value to the per share consideration received by holders of Common Stock in the Company Transaction. All Warrants shall terminate and cease to remain outstanding immediately following the consummation of the Company Transaction, except to the extent assumed by the Successor Corporation.

11.3.2   Stock Awards

In the event of a Company Transaction, except as otherwise set forth in the Warrant Form (or other instrument evidencing the Award) and unless otherwise provided in any written agreement between a Participant and the Company, the vesting of shares subject to Stock Awards shall continue in effect, and the forfeiture provisions to which such shares are subject shall continue in effect. The number of shares subject to such converted restricted stock awards shall be adjusted in the same manner as provided in Section 11.3.2 for Warrants.

10

11.4        Further Adjustment of Awards

Subject to Sections 11.2 and 11.3, the Plan Administrator shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation, dissolution or change of control of the Company, as defined by the Plan Administrator, to take such further action as it determines to be necessary or advisable with respect to Awards. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Plan Administrator may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Plan Administrator may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation, dissolution or change of control that is the reason for such action.

11.5        Limitations

The grant of Awards shall in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

11.6       Fractional Shares

In the event of any adjustment in the number of shares covered by any Award, each such Award shall cover only the number of full shares resulting from such adjustment.

SECTION 12. MARKET STANDOFF

In the event of an underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company’s initial public offering, no person may sell, make any short sale of, loan, hypothecate, pledge, grant any Warrant for the purchase of, or otherwise dispose of or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to any shares issued pursuant to an Award granted under the Plan without the prior written consent of the Company or its underwriters. Such limitations shall be in effect for such period of time as may be requested by the Company or such underwriters; provided, however, that in no event shall such period exceed 180 days. The limitations of this Section 12 shall in all events terminate two (2) years after the effective date of the Company’s initial public offering.

11

In the event of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the Company’s outstanding Common Stock effected as a class without the Company’s receipt of consideration, any new, substituted or additional securities distributed with respect to the purchased shares shall be immediately subject to the provisions of this Section 12, to the same extent the purchased shares are at such time covered by such provisions.

In order to enforce the limitations of this Section 12, the Company may impose stop- transfer instructions with respect to the purchased shares until the end of the applicable standoff period.

SECTION 13. AMENDMENT AND TERMINATION

13.1       Amendment, Suspension or Termination of Plan

This Plan, together with any Warrant Form or other written instrument issued by the Plan Administrator evidencing an Award, constitutes the entire agreement and understanding of the Company and a Participant with respect to the subject matter hereof. The Board may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable; provided, however, that to the extent required for compliance with any applicable law or regulation, shareholder approval shall be required for any amendment that would (a) increase the total number of shares available for issuance under the Plan, (b) modify the class of employees eligible to receive Warrants, or (c) otherwise require shareholder approval under any applicable law or regulation. Any amendment made to the Plan that would constitute a “modification” to Warrants outstanding on the date of such amendment shall not, without the consent of the Participant, be applicable to such outstanding Warrants but shall have prospective effect only.

13.2       Compliance with Code Section 409A

The Plan and any written instrument issued by the Plan Administrator evidencing an Award are intended to comply with the requirements of Code Section 409A and applicable regulatory guidance issued thereunder and shall be interpreted in a manner that is consistent with such intent. Notwithstanding anything in the Plan to the contrary, the Plan and any written instrument issued by the Plan Administrator evidencing an Award may be amended by the Company without the consent of Participants as may be required for compliance with the requirements of Code Section 409A and applicable regulatory guidance issued thereunder. Although the Plan Administrator intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Code Section 409A, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Code Section 409A or any other provision of federal, state, local, or non-United States law. The Company shall not be liable to any Participant for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

12

13.3       Term of Plan

The Plan shall have no fixed expiration date; provided, however, that no Warrants may be granted more than ten (10) years after the the adoption by the Board of the Plan.

13.4       Consent of Participant

The suspension, amendment or termination of the Plan or a portion thereof or the amendment of an outstanding Award shall not, without the Participant’s consent, materially adversely affect any rights under any Award theretofore granted to the Participant under the Plan. Any change or adjustment to an outstanding Warrant shall not, without the consent of the Participant, be made in a manner so as to constitute a “modification” that would cause such Warrant to fail to continue to qualify as a Warrant. Notwithstanding the foregoing, any adjustments made pursuant to Sections 11.1 through 11.3 shall not be subject to these restrictions.

SECTION 14. GENERAL

14.1       Evidence of Awards

Awards granted under the Plan shall be evidenced by a Warrant Form or other written instrument that shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and that are not inconsistent with the Plan.

14.2       No Individual Rights

Nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or limit in any way the right of the Company to terminate a Participant’s employment or other relationship at any time, with or without Cause.

14.3       Issuance of Shares

Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act or the laws of any state or foreign jurisdiction), and the applicable requirements of any securities exchange or similar entity.

The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made.

13

To the extent the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange. As a condition to the exercise of a Warrant or any other receipt of Common Stock pursuant to an Award under the Plan, the Company may require (a) the Participant to represent and warrant at the time of any such exercise or receipt that such shares are being purchased or received only for the Participant’s own account and without any present intention to sell or distribute such shares and (b) such other action or agreement by the Participant as may from time to time be necessary to comply with the federal, state and foreign securities laws. At the option of the Company, a stop-transfer order against any such shares may be placed on the official stock books and records of the Company, and a legend indicating that such shares may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates to ensure exemption from registration. The Plan Administrator may also require the Participant to execute and deliver to the Company a purchase agreement or such other agreement as may be in use by the Company at such time that describes certain terms and conditions applicable to the shares.

14.4       No Rights as a Shareholder

No Warrant or Stock Award denominated in units shall entitle the Participant to any cash dividend, voting or other right of a shareholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award.

14.5       Compliance With Laws and Regulations

Notwithstanding anything in the Plan to the contrary, the Plan Administrator, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants. Finally, the Plan and Awards granted hereunder are intended to comply with the requirements of Code Section 409A (and the regulations promulgated thereunder) or to avoid the requirements thereof, and shall be interpreted in a manner consistent with such intent. Any provision of this Plan or an Award thereunder that does not meet such requirements shall be reformed so as to satisfy such requirements if such reformation may be accomplished without substantially adversely affecting a Participant’s benefits hereunder, and if in the good faith determination of the Company such result cannot be achieved, shall be treated as void. Moreover, for purposes of applying the provisions of Code Section 409A to this Plan or any Award issued thereunder, each separately identified amount to which a Participant is entitled under this Plan shall be treated as a separate payment.

14.6       Waiver

No waiver of any breach of any term or condition of this Plan (or any Award thereunder) shall be deemed to be a waiver of any subsequent breach of any term or condition of a like or different nature.

14

14.7       Captions

The captions used herein are inserted only as a matter of convenience and are not to be used in the interpretation of any provision hereof.

14.8       Legal Fees

If any party to an Award, including the Company, institutes any action or proceeding to enforce an Award, the prevailing party in such action or proceeding shall be entitled to recover from the non-prevailing party or parties all legal costs and expenses incurred by the prevailing party in such action, including but not limited to reasonable attorney fees, paralegal fees, law clerk fees and other legal costs and expenses, whether incurred at or before trial, and whether incurred at the trial level or in any appellate, bankruptcy or other legal proceeding.

14.9       No Trust or Fund

The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

14.10     Taxes

All taxes in connection with a Participant’s Awards are the responsibility of the individual Participant. Participants should consult their own accounting or tax advisors as to the specific tax consequences to them resulting from any grant, exercise or sale of the Awards or the underlying securities, including the applicability and effect of any state, local or foreign tax laws and of changes in applicable tax laws.

14.11     Severability

If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Plan Administrator’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

14.12     Choice of Law

The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Oregon without giving effect to principles of conflicts of law.

15

SECTION 15. EFFECTIVE DATE

The effective date is the date on which the Plan is adopted by the Board.

Date Adopted by Board: July 21, 2017

16